Prepared by and when recorded, please return to:

Porter & Hedges, LLP
1000 Main, 36th Floor
Houston, Texas 77002
Attention: Ephraim del Pozo

CONVEYANCE OF OVERRIDING ROYALTY INTEREST

THIS CONVEYANCE OF OVERRIDING ROYALTY INTEREST (“Conveyance”) dated as of October 16, 2007, to be effective as of the Effective Time, is made by RANCHER ENERGY CORP., a Nevada corporation doing business in the State of Wyoming as RANCHER ENERGY OIL & GAS CORP. (the “Grantor”), to and in favor of GASROCK CAPITAL LLC, a Delaware limited liability company (the “Grantee”).

ARTICLE I

Defined Terms

Section 1.1. Defined Terms. When used in this Conveyance or in any exhibit or schedule hereto (unless otherwise defined in any such exhibit or schedule), the following terms have the respective meanings assigned to them in this section or in the sections, subsections, exhibits and schedules referred to below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Control,” for purposes of further defining “Affiliate,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Term Credit Agreement dated October 16, 2007 between Grantor, as borrower, and Grantee, as lender, as the same may be amended, restated or supplemented from time to time.

“Effective Time” means 7:00 a.m. M.S.T. on October 1, 2007.

“Fixed Rate” means, for any day, the rate that is the lesser of (a) twelve percent (12%) per annum, based on actual days elapsed and a year of 360 days or (b) the maximum of interest allowed by applicable Law.

“Hydrocarbons” means oil, gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“Leasehold Interest” means an interest in Hydrocarbons arising from ownership relating to an oil, gas and/or mineral lease.

“Option to Repurchase” means Grantor’s option to repurchase one-half of the Overriding Royalty Interest pursuant to the Credit Agreement. Grantor’s option must be exercised, if at all, no later than October 31, 2008 or such earlier date as may be provided in the Credit Agreement.

“Overriding Royalty Interest” has the meaning assigned to such term in Section 2.1.

“Overriding Royalty Interest Hydrocarbons” means the Hydrocarbons attributable to the Overriding Royalty Interest.

“Permitted Encumbrances” means:

(a) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Subject Interests in the descriptions of such Subject Interests on Exhibit A hereto;

(b) liens for taxes, assessments or other governmental charges or levies which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds;

(c) liens of vendors, contractors, subcontractors, carriers, warehousemen, mechanics, laborers or materialman or other like liens arising by law or contract in the ordinary course of business for sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds;

(d) covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by Grantor or Grantee of their respective interests in the Subject Interests in the normal course of business as presently conducted or to be conducted, materially impair the value thereof for the purpose of such business, or impair the value of the Overriding Royalty Interests;

(e) liens and security interests in favor of Grantee or its Affiliates; and

(f) liens of operators under joint operating agreements or similar contractual arrangements with respect to Grantor’s proportionate share of the expense of exploration, development and operation of Hydrocarbon leasehold or fee interests owned jointly with others, to the extent that such liens secure sums which are not due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted and for the payment of which Grantor has reserved adequate funds.

“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, court or governmental unit or any agency or authority thereof, or any other legally recognizable entity.

“Specified Costs” means Specified Taxes, Specified Marketing Costs, and Specified Transportation Costs.

“Specified Marketing Costs” means a charge for marketing the Overriding Royalty Interest Hydrocarbons that is equal to the fair and reasonable costs which would have been charged at the time, and in the same geographical area, in arm’s-length dealings with parties other than Affiliates of Grantor.

“Specified Taxes” means all ad valorem or property taxes assessed against the Overriding Royalty Interests and all conservation taxes, severance taxes or similar taxes assessed against or measured by production and severance of Overriding Royalty Interest Hydrocarbons or the value thereof. To the extent that any jurisdiction in which the Subject Lands are located also requires Grantor to withhold income taxes or similar taxes payable by Grantee, the taxes so withheld shall also be “Specified Taxes.”

“Specified Transportation Costs” means all costs paid by Grantor (or any other operator of Subject Interests on behalf of Grantor) to gatherers, processors or transporters for transporting Overriding Royalty Interest Hydrocarbons from the applicable lease to the point of sale or for processing Overriding Royalty Interest Hydrocarbons off of the Subject Lands to meet pipeline or transporter specifications and qualifications, provided however, that no such costs shall exceed fair and reasonable costs for the area which would have been charged at the time in arm’s-length dealings with parties other than Affiliates of Grantor.

“Subject Hydrocarbons” means that portion of the Hydrocarbons in and under and that may be produced from (or to the extent pooled or unitized, allocated to) the Subject Interests.

“Subject Interests” means:

(a) All right, title and interest of Grantor in the leases described in Exhibit A; and

(b) All right, title and interest of Grantor in and to, or otherwise derived from, all presently existing and valid Hydrocarbon unitization, pooling, or communitization agreements, declarations or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations or declarations, and so-called “working interest units” created under operating agreements or otherwise) relating to the properties described in subsection (a) above in this definition.

“Subject Interests” does not include any overriding royalty interest, royalty interest, and/or mineral interest currently owned by Grantor in the leases described on Exhibit A.

“Subject Lands” means the lands described or referred to in Exhibit A or in the leases described in Exhibit A.

“Subject Wells” means all wells now or hereafter located or pooled or unitized with the Subject Lands.

“Unit” means, in respect of each Subject Well or group of related Subject Wells, Grantor’s interest in Leasehold Interests covering the lands attributed to each such respective Subject Well or group of related Subject Wells for pooling, unitization and/or proration purposes, from time to time, whether so attributed to such Subject Well or group of related Subject Wells in order to comply with the terms of the applicable deed, oil and gas leases, pooling or unitization agreements, unit operating agreements or the like or in order to comply with the applicable rules and regulations of applicable governmental authorities related to pooling, unitization, well spacing or the like and, including without limitation any pooled (compulsory or voluntary) unit, production unit, regulatory unit, field-wide unit, or other similar designation or allocation of lands to such Subject Well or group of related Subject Wells.

“Working Interest” and “WI” means Grantor’s share of the costs of operations conducted thereon (less applicable carried interests and non-consent working interests).

Section 1.2. Rules of Construction. All references in this Conveyance to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Conveyance”, “this instrument”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references herein to any Person include such Person’s successors and assigns. All references in this Conveyance to exhibits and schedules refer to exhibits and schedules to this Conveyance unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

ARTICLE II

Granting Provisions

Section 2.1. Granting Clause. For a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, CONVEY, WARRANT and DELIVER to Grantee a two percent (2.0%) of 8/8ths overriding royalty interest (proportionately reduced to Grantor’s Working Interest) in and to all Hydrocarbons produced and saved from the Subject Interests described on Exhibit A (the “Overriding Royalty Interests”). In the event any Lease covers less than the full oil and gas estate in the Lands covered by the Lease, the Overriding Royalty Interests shall be reduced in the proportion that the oil and gas estate covered by the applicable Lease bears to the full and undivided oil and gas estate in the Lands.

TO HAVE AND TO HOLD the Overriding Royalty Interests unto Grantee, its successors and assigns, forever. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants and warranties by others heretofore given or made.

Section 2.2. Non-Cost-Bearing Interest. Except for Specified Costs and except as otherwise specifically provided herein, the Overriding Royalty Interests shall be free and clear of, and shall bear no burden or part of, all “costs of production” as defined in the Wyoming Royalty Payment Act, W.S. § 30-5-301 through 305.

Section 2.3. Measurement: Hydrocarbons Lost or Used. The Overriding Royalty Interests shall not apply to any Hydrocarbons that are unavoidably lost in the production thereof or in the compression, processing or transportation of Subject Hydrocarbons prior to the applicable point of sale or which are used by Grantor or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation thereof prior to the applicable point of sale, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner.

Section 2.4 Renewals and Extensions. This Conveyance and any overriding royalty interest granted hereunder shall apply to Grantor’s and any Affiliate’s, successor’s, assign’s, agent’s or representative’s of Grantor interests in all renewals and extensions, whether such renewals and extensions have heretofore been obtained or are hereafter obtained and whether or not the same are described in Exhibit A.

For the purposes of the preceding paragraph, a new Hydrocarbon lease (as used in this paragraph, “lease”) that covers the same interest (or any part thereof) covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease. If a court of competent jurisdiction determines that, due to the acquisition or ownership by Grantor or any of its Affiliates, successors, assigns, agents or representatives of the Grantor, all or a portion of the fee interest associated with any of the leases (the “Grantor Fee”), the Overriding Royalty Interest associated with such lease has terminated, then Grantor or any of its Affiliates, successors, assigns, agents or representatives, as the case may be, shall immediately convey to Grantee a non-participating royalty interest in the Grantor Fee equal to the overriding royalty interests set forth in Section 2.1 with respect to the Grantor Fee. Such overriding royalty interest shall be reduced on a property-by-property basis in the proportion which the percentage of the oil and gas estate covered by the Grantor Fee in that property bears to one hundred percent (100%) of the oil and gas estate in that property. To the fullest extent allowed by applicable law, the royalty interest shall be conveyed by Grantor to Grantee with the same provisions, representations, warranties and covenants that are in this Conveyance.

ARTICLE III

Marketing of Overriding Royalty Interest Hydrocarbons and Distribution of Proceeds

Section 3.1 Nature of Marketing Arrangements. Grantor shall have the obligation to prudently market, or cause to be prudently marketed, the Overriding Royalty Interest Hydrocarbons on behalf of and for the account of Grantee in transactions with reputable purchasers, with each such marketing arrangement, including those arrangements relating to sales, treating, transportation, compression and processing, to be made upon terms and conditions (the “Marketing Terms and Conditions”) that, in the case of an arms-length sale to a third party, are the same terms and conditions under which Grantor sells its share of produced Hydrocarbons (with Grantee receiving the same consideration as Grantor and Grantor’s Affiliates receive), or in the case of any other sale (a) are the best reasonably obtainable in the general field or area, (b) are at least as favorable as Grantor or any Affiliate of Grantor obtains for Grantor’s share of the Hydrocarbons attributable to the Subject Interests or attributable to any other properties in the same field or general area, and (c) take into account and give due regard to the best interests of Grantee. No Overriding Royalty Interest Hydrocarbons are or will become subject to any sales arrangement whereby (i) payment for Overriding Royalty Interest Hydrocarbons is or can be deferred for a substantial period after the Month in which the Overriding Royalty Interest Hydrocarbons are delivered (i.e., in excess of 60 days), or (ii) payments may be made other than by checks, drafts, wire transfer or similar communications for the immediate payment of money. Grantor shall duly and prudently perform all obligations performable by it under any arrangements by which Overriding Royalty Interest Hydrocarbons are sold or otherwise marketed, and shall take all appropriate measures to enforce the performance under each such arrangement of the obligations of the other parties thereto. As to any third parties, all acts of Grantor in marketing the Overriding Royalty Interest Hydrocarbons and all sales or other marketing agreements executed by Grantor in accordance herewith shall be binding on Grantee and the Overriding Royalty Interests; it being understood that the right and obligation to market the Overriding Royalty Interest Hydrocarbons is at all times vested in Grantor, and Grantee does not have any such right or obligation. Accordingly, it shall not be necessary for Grantee to join in any production sales or marketing agreements or any amendments to existing production sales or marketing agreements.

Section 3.2 Distribution of Funds. Grantee shall receive all payments for (or on account of) Overriding Royalty Interest Hydrocarbons on or before noon on the last business day of each month in which proceeds from sale are received by Grantor, net of Specified Costs. All payments shall be sent to Grantee by the purchaser of the Hydrocarbons from the Subject Interests by wire transfer or check to such account or location as Grantee may direct from time to time in writing. If any proceeds are received by Grantor for or on account of Overriding Royalty Interest Hydrocarbons, such proceeds shall immediately be paid to Grantee. Grantor shall cause to be prepared and executed such division orders, transfer orders, or instructions in lieu thereof, as may be necessary to cause payments to be made directly to Grantee by the purchaser of the Hydrocarbons from the Subject Interests.

Section 3.3 Production Records, Statements and Payments. Grantor shall keep full, true, and correct records of: (a) the Hydrocarbons produced from or attributable to the Subject Interests, and the portion attributable to the Overriding Royalty Interests, (b) all costs of production as defined in W.S. § 30-5-304, and all costs of marketing the Hydrocarbons produced from or attributable to the Subject Interests, and (c) any other records necessary to keep proper accounts in accordance with the provisions of this Conveyance. Such records may be inspected by Grantee or its authorized representatives and copies made thereof at all reasonable times. On or before noon on the last business day of each month in which proceeds from sale are received by Grantor, Grantor or Grantor’s oil and gas purchaser shall send to Grantee a statement setting forth: (i) the production from the Subject Interests for the applicable month, (ii) the portion of such production attributable to the Overriding Royalty Interests, (iii) to the extent Grantee does not receive direct payment of proceeds from sale of Overriding Royalty Interest Hydrocarbons pursuant to Section 3.2 above, the gross proceeds attributable to the sale of Overriding Royalty Interest Hydrocarbons and the Specified Costs allocable thereto, and (iv) such other data as Grantee may reasonably request in writing.

ARTICLE IV

Representations, Warranties and Covenants

Grantor hereby represents, warrants and covenants for the benefit of Grantee as follows:

Section 4.1 Operations. The Subject Interests and properties unitized therewith are being (and, to the extent the same could adversely affect the ownership or operation of the Subject Interests after the date hereof, have during Grantor’s tenure of ownership been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable laws, rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all Hydrocarbon leases, deeds and other contracts and agreements forming a part of or pertaining to the Subject Interests. Grantor, directly or through appropriate agreements with the operator of the Subject Interests, has all governmental licenses and permits necessary or appropriate to own and operate the Subject Interests, and Grantor has not received any notices of any material violations in respect of any such licenses or permits. Grantor shall develop, operate and maintain the Subject Interests as would a prudent operator. Decisions with regard to the conduct of operations will be made by Grantor without considering the effect of the Overriding Royalty Interests as burdens on the Subject Interests. As to any portions of the Subject Interests as to which Grantor is not the operator, Grantor shall take all actions and exercise all legal rights and remedies as are available to it to cause the operator to so develop, maintain and operate such portions of the Subject Interests in accordance with this Section 4.1.

Section 4.2. Title; Permitted Encumbrances. Grantor has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances. Such qualification as to Permitted Encumbrances is made for the sole purpose of limiting the representations and warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that reference herein to any Permitted Encumbrance shall subordinate the Overriding Royalty Interests to such Permitted Encumbrance or otherwise cause this Conveyance or any rights of Grantee hereunder to be made subject to, or reduced or encumbered by, such Permitted Encumbrance. Grantor hereby binds itself to WARRANT and FOREVER DEFEND all and singular title to the Overriding Royalty Interests unto Grantee, its successors and assigns, against every Person lawfully claiming or to claim the same or any part thereof. This Conveyance is made with full substitution and subrogation of Grantee in and to all covenants, representations and warranties by others heretofore given or made with respect to the Subject Interests.

Section 4.3. Leases, Deeds and Contracts; Performance of Obligations. The Hydrocarbon leases, contracts, servitudes, fees, deeds, and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them, or to cause them to be so maintained, in full force and effect to the extent a prudent operator, without giving effect to the Overriding Royalty Interests or this Conveyance, would do so.

Section 4.4 Ad Valorem and Severance Taxes. Grantor shall timely pay and discharge (or cause to be paid and discharged) (a) all ad valorem taxes assessed against or with respect to the Subject Interests or any part thereof, and (b) all production, severance, excise and other taxes assessed against, or measured by, the Overriding Royalty Interest Hydrocarbons or the value, or proceeds, of the Overriding Royalty Interest Hydrocarbons.

Section 4.5. Imbalances.

(a) Definitions. As used herein, “undertake” means that an owner of production from a Subject Well takes a lesser share of Hydrocarbons produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing, and “overtake” means that an owner of production from a Subject Well takes a greater share of Hydrocarbons produced from such Subject Well than the share which such owner is entitled to take by virtue of its ownership interest, again determined without regard to any rights under any production balancing agreement or similar arrangement or any rights under common law with respect to production balancing. If an owner undertakes, the amount of production not taken is “underproduction” and if an owner overtakes, the extra share of production taken is “overproduction”.

(b) No Undertakes Without Consent. Grantor will not undertake or overtake from a Subject Well (either for itself or on behalf of Grantee) if an Affiliate of Grantor is the party that would thereby be the party which overtakes or undertakes. Grantor may otherwise elect to undertake or overtake in its reasonable business judgment exercised for the benefit of itself and Grantee. If any undertake by Grantor occurs in violation of this subsection (b), the quantity of Overriding Royalty Interest Hydrocarbons for which Grantor must account to Grantee hereunder shall be determined (to the maximum extent allowed under applicable law) without regard thereto.

(c) No Balancing From Other Properties. Grantor will not allow any Subject Interest to be subject to any production balancing arrangement under which one or more third Persons may overtake a portion of the production attributable to such Subject Interest as a result of undertakes or overtakes (or other actions or inactions) with respect to properties other than such Subject Interest. If, however, any overtake by any such third Person occurs in violation of this subsection (c), the quantity of Overriding Royalty Interest Hydrocarbons for which Grantor must account to Grantee hereunder shall be determined (to the maximum extent allowed under applicable law) without regard thereto. For the purposes of this subsection (c), a production unit in which all parties have uniform interests shall be considered to be a single Subject Interest.

ARTICLE V

Assignments and Transfers

Section 5.1. Assignment and Transfer by Grantee. Subject to Grantor’s Option to Repurchase, Grantee may sell, convey, assign, mortgage or otherwise dispose of any Overriding Royalty Interest (including its rights, titles, interests, estates, remedies, powers and privileges appurtenant or incident to such Overriding Royalty Interest under this Conveyance), in whole or in part. No change of ownership of any Overriding Royalty Interest shall be binding upon Grantor, however, until Grantor is furnished with copies of the original documents evidencing such change.

Section 5.2. Assignment and Transfer by Grantor. The Conveyance shall inure to the benefit of and be binding to the parties and their respective heirs, legal representatives, successors and assigns.

Section 5.3. Covenants Running With the Subject Interests. All covenants and agreements of Grantor herein contained shall be deemed to be covenants running with the Subject Interests. All of the provisions hereof shall inure to the benefit of Grantee and its Affiliates, heirs, legal representatives, successors and assigns.

ARTICLE VI

Miscellaneous Provisions

Section 6.1. Further Assurances. Grantor agrees to execute and deliver to Grantee, and, to the extent it is within Grantor’s power to do so, to cause any third parties to execute and deliver to Grantee, all such other and additional instruments and to do all such further acts and things as may be necessary or appropriate to more fully vest in and assure to Grantee, from time to time, all of the rights, titles, interests, remedies, powers and privileges herein granted or intended so to be.

Section 6.2. No Waiver. The failure of Grantee to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of Grantee’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. No provision of this Conveyance shall be deemed a waiver by Grantee of any rights granted to Grantee under applicable Law governing overriding royalty interests and the rights and privileges of the owners thereof.

Section 6.3. Applicable Law. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, THIS CONVEYANCE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WYOMING.

Section 6.4. Severability. Every provision in this Conveyance is intended to be severable. If any term or provision hereof is determined to be invalid, illegal or unenforceable for any reason whatsoever, such invalidity, illegality or unenforceability shall not affect the validity, legality and enforceability of the remainder of this Conveyance.

Section 6.5. Notices. Unless otherwise stated herein, all notices authorized or required by the terms of this Conveyance shall be in writing and shall be delivered by United States Postal Service, courier or facsimile to the party to be notified, or by delivering such notice in person to such party. Notice shall be deemed effective only upon receipt by the party to whom such notice is directed. Any party may change its address for notice at any time by giving written notice of the new address to the other party in the manner set forth herein. For purposes of notice, the addresses of Grantor and Grantee shall be as follows:

GRANTOR	GRANTEE
Rancher Energy Corp.	GasRock Capital LLC
999 18th Street, Suite 3400	1301 McKinney Street, Suite 2800
Denver, Colorado 80202	Houston, Texas 77010-2026
Attention: John Works	Attention: Marshall Lynn Bass
Facsimile: (702) 904-5698	Facsimile: (713) 300-1401

Section 6.6. NO LIABILITY OF GRANTEE; INDEMNITY. EXCEPT AS EXPRESSLY PROVIDED HEREIN WITH RESPECT TO DEDUCTION OR REIMBURSEMENTS OF SPECIFIED COSTS, NO GRANTEE INDEMNITEE SHALL EVER BE RESPONSIBLE FOR ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH:

(A) THE EXPLORING, DEVELOPING, OPERATING, OWNING, MAINTAINING, REWORKING OR RECOMPLETING OF THE SUBJECT INTERESTS OR SUBJECT LANDS, ANY OBLIGATIONS OF GRANTOR WITH RESPECT TO ANY TAX PARTNERSHIPS BURDENING THE SUBJECT INTERESTS, THE PHYSICAL CONDITION OF THE SUBJECT INTERESTS OR THE SUBJECT LANDS, OR THE HANDLING, TREATING OR TRANSPORTING OF HYDROCARBONS PRODUCED FROM THE SUBJECT INTERESTS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES RELATED TO COMPLIANCE WITH OR VIOLATION OF AN ENVIRONMENTAL LAW OR OTHERWISE RELATED TO DAMAGE TO OR REMEDIATION OF THE ENVIRONMENT, WHETHER THE SAME ARISE OUT OF GRANTEE’S OWNERSHIP OF AN INTEREST IN PROPERTY OR OUT OF THE ACTIONS OF GRANTOR OR GRANTEE OR OF THIRD PARTIES OR ARISE OTHERWISE), OR

(B) THE FAILURE BY GRANTOR TO HAVE GOOD AND DEFENSIBLE TITLE TO THE SUBJECT INTERESTS FREE AND CLEAR OF ALL BURDENS, ENCUMBRANCES, LIENS AND TITLE DEFECTS (INCLUDING ANY COSTS, EXPENSES, LOSSES OR LIABILITIES SUFFERED BY ANY GRANTEE INDEMNITEE AS A RESULT OF ANY CLAIM THAT SUCH GRANTEE INDEMNITEE MUST DELIVER OR PAY OVER TO ANY PERSON ANY PART OF THE OVERRIDING ROYALTY INTEREST HYDROCARBONS OR ANY PROCEEDS THEREOF AT ANY TIME PREVIOUSLY RECEIVED OR THEREAFTER TO BE RECEIVED BY SUCH GRANTEE INDEMNITEE),

AND GRANTOR AGREES TO INDEMNIFY, DEFEND AND HOLD EACH GRANTEE INDEMNITEE HARMLESS FROM AND AGAINST ALL COSTS, EXPENSES, LOSSES AND LIABILITIES INCURRED BY ANY GRANTEE INDEMNITEE (I) IN CONNECTION WITH ANY OF THE FOREGOING OR (II) IN CONNECTION WITH THIS CONVEYANCE, OR THE TRANSACTIONS, ACTIVITIES AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF OR HEREOF) AT ANY TIME ASSOCIATED WITH OR CONTEMPLATED IN ANY OF THE FOREGOING OR (III) IN CONNECTION WITH ANY TAX PARTNERSHIP BURDENING ANY OF THE SUBJECT INTERESTS. SUCH INDEMNITY SHALL ALSO COVER ALL REASONABLE COSTS AND EXPENSES OF ANY GRANTEE INDEMNITEE, INCLUDING REASONABLE LEGAL FEES AND EXPENSES, WHICH ARE INCURRED INCIDENT TO THE MATTERS INDEMNIFIED AGAINST. AS USED IN THIS ARTICLE VI, “GRANTEE INDEMNITEES” MEANS GRANTEE AND GRANTEE’S SUCCESSORS AND ASSIGNS AND PURCHASERS (INCLUDING ANY PERSON WHO AT ANY TIME PURCHASES OVERRIDING ROYALTY INTEREST HYDROCARBONS), ALL OF THEIR RESPECTIVE AFFILIATES, AND ALL OF THE OFFICERS, DIRECTORS, AGENTS, BENEFICIARIES, TRUSTEES, ATTORNEYS AND EMPLOYEES OF THEMSELVES AND THEIR AFFILIATES.

THE FOREGOING INDEMNITY SHALL SURVIVE ANY TERMINATION OF THIS CONVEYANCE.

(Signatures and acknowledgments are on the following pages)

IN WITNESS WHEREOF, this Conveyance is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Time.

GRANTOR:

RANCHER ENERGY CORP.,
a Nevada corporation d/b/a
RANCHER ENERGY OIL & GAS CORP.

By:           /s/ John Works
John Works
President and Chief Executive Officer

Signature Page to Conveyance of Overriding Royalty Interest

IN WITNESS WHEREOF, this Conveyance is executed as of the acknowledgement date of each of the parties hereto, but shall be effective as of the Effective Time.

GRANTEE:

GASROCK CAPITAL LLC,
a Delaware limited liability company

By:   /s/ Marshall Lynn Bass
Marshall Lynn Bass
Principal

Signature Page to Conveyance of Overriding Royalty Interest

STATE OF COLORADO	§
§
COUNTY OF DENVER	§

The foregoing instrument was acknowledged before me this 11th day of October 2007, by John Works, the President and Chief Executive Officer of Rancher Energy Corp., a Nevada corporation doing business in the State of Wyoming as Rancher Energy Oil & Gas Corp., on behalf of said corporation.

Alyssa Bodden
Notary Public

My Commission Expires: 11/10/08

Acknowledgement Page to Conveyance of Overriding Royalty Interest

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on October 10, 2007 by Marshall Lynn Bass, Principal of GasRock Capital LLC, a Delaware limited liability company on behalf of said limited liability company.

Rhonda Muschalik
Notary Public, State of Texas

Acknowledgement Page to Conveyance of Overriding Royalty Interest